Exhibit 8.1

One Financial Center Boston, MA 02111 617 542 6000 mintz.com

August 2, 2019

DermTech, Inc.

11099 N. Torrey Pines Road, #100

La Jolla, California 92037

Ladies and Gentlemen:

We have acted as counsel to DermTech, Inc., a Delaware corporation (“DermTech”) in connection with the Agreement and Plan of Merger dated as of May 29, 2019, as amended (the “Agreement”), among DermTech, Constellation Alpha Capital Corp., a company originally incorporated in the British Virgin Islands and to be domesticated to Delaware prior to Merger (“Constellation”), and Merger Sub, a Delaware corporation and wholly owned subsidiary of Constellation (“Merger Sub”).

This opinion is being delivered to you in connection with the filing of a registration statement of Constellation on Form S-4 with the Securities and Exchange Commission (as amended and supplemented through the date hereof, the “Registration Statement”), which includes the joint proxy statement/prospectus/information statement relating to the Agreement. Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Agreement.

In our capacity as counsel to DermTech in the Merger, and for purposes of rendering this opinion, we have examined and relied upon (i) the Agreement, (ii) the Registration Statement, (iii) the tax representation letters delivered to us by Constellation, Merger Sub, and DermTech containing certain factual representations relevant to this opinion (the “Representation Letters”), and (iv) such other documents as we considered relevant to our analysis, including all of the exhibits, schedules, and attachments to the foregoing documents. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

We have assumed that all parties to the Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Time will be, true, correct and complete in all material respects, and that any representation made in any of the documents referred to herein “to the best knowledge” (or similar qualification) of any person or party will be correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date of this opinion. No assurances can be given that such laws will

BOSTON        LONDON        LOS ANGELES         NEW YORK        SAN DIEGO        SAN FRANCISCO        WASHINGTON

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

August 2, 2019

not be amended or otherwise changed prior to or after the Effective Time or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments (including changes that have retroactive effect) after the Effective Time in the application or interpretation of the income tax laws of the United States.

Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

Based solely upon and subject to the foregoing, we hereby confirm that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the discussion contained in the Registration Statement under the heading “The Business Combination — Material U.S. Federal Income Tax Consequences of the Business Combination” pertaining to the U.S. federal income tax consequences of the Merger, insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, in each case, subject to the assumptions, limitations and conditions set forth in Registration Statement, represents our opinion as to the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined in the Registration Statement) of DermTech common stock.

Our opinion is limited to the conclusions as expressly set forth above and we express no other opinion regarding the tax consequences of the Merger. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.